INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

American Realty Funds Corporation

We hereby consent to the inclusion in this Registration Statement of American Realty Funds Corporation (in development stage) on Form S-11 of our report dated November 12, 2010, with respect to our audits of the financial statements of American Realty Funds Corporation as of June 30,2010 (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing  in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP

Houston, Texas

November 29, 2010

3040 Post Oak Blvd., Suite 1600

Houston, TX  77056

Phone:  713.968.1600

Fax: 713.968.1601

WWW.MCCONNELLJONES.COM